General Terms and Conditions of Sale

1) Object

These general terms and conditions of sale shall automatically apply to any sale made by APPLICAT SAS (hereinafter "APPLICAT-PRAZAN"). These general terms and conditions of sale:

→ prevail over any prior exchange or agreements, that may have occurred between the parties;
→ are to be used and construed in accordance with the provisions of the front page of the invoice issued by APPLICAT-PRAZAN; being specified that, in case of contradiction between the general terms and the invoice, the latter shall prevail.

2) Condition of the goods

The goods are sold in the condition in which they are at the time of sale with any imperfections and defects. In this respect, it is the buyer's responsibility to examine each good before the sale and to question APPLICAT-PRAZAN on the characteristics and possible restorations.
Re-lining, linings, marouflage, frames and all similar operations are made in purpose of conservation of works which cannot be considered, in any case, as defects likely to affect the sale.
No claims will be possible regarding restorations and minor incidents.

3) Intellectual property rights and copyright

Only the physical ownership of the tangible personal property that constitutes the work is transferred. This sale does not imply in any way the transfer of any intellectual property rights or copyright.
APPLICAT-PRAZAN therefore gives no guarantee with regard to any intellectual property rights or copyright relating to the object of the sale.

4) Price

The price is mentioned on the invoice issued by APPLICAT-PRAZAN. Unless otherwise stated:

→ it is inclusive of all taxes and does not include any additional costs, in particular packaging and delivery costs;
→ the sale is subject to VAT on the margin in accordance with Article 297A of the French General Tax Code and any additional costs, however, are subject to the ordinary French VAT.

5) Payment terms and conditions

Unless otherwise specified, payment is made on presentation of an invoice by the following means:

→ by bank transfer whose details are mentioned on the invoice;
→ by bank cheque made payable to APPLICAT PRAZAN;
→ by cheque made payable to APPLICAT PRAZAN; APPLICAT-PRAZAN reserves the right to request the presentation, in original, of any additional proof, such as an extract from the commercial register and/or an identity document and to take copies of said proof;
→ in cash in Euros (up to an amount of 1,000 euros for French tax residents and 15,000 euros for individuals who do not have their tax residence in France), APPLICAT-PRAZAN reserves the right to request the presentation, in original, of any additional proof, such as an extract from the commercial register and/or an identity document and/or proof of non-residence, and to take copies of said proof.

6) Retention of title

Pursuant to Article 2367 of the French Civil Code, APPLICAT-PRAZAN, or, where appropriate, its mandatory, will remain the owner of the goods until the buyer has paid in full the sale price and any ancillary costs, provided that they appear on the same invoice as the said price.

7) Late payment

Any delay in payment shall give rise, without prior formal notice, to the application of interests at the interest rate applied by the European Central Bank for its most recent refinancing operation plus 10 points. Regarding commercial company buyers, this rate shall apply in addition to a flat-rate compensation for recovery costs of EUR 40 excluding VAT or, if the actual recovery costs are higher, an indemnification corresponding to the said costs.

8) Non-payment - cancellation of the sale

In the event of non-payment of the price or any ancillary costs within 15 calendar days of the invoice being issued or, in the event that the invoice mentions one or more specific payment deadlines, from the expiry of the deadline(s) in question, APPLICAT-PRAZAN may automatically cancel the sale, if it sees fit, without prior formal notice. In the event that a deposit has been paid by the buyer, APPLICAT-PRAZAN will issue a credit note for an equivalent amount, including VAT.

9) Delivery

Unless specifically mentioned in the invoice issued:

→ the work is kept at the disposal of the buyer at the premises of APPLICAT-PRAZAN within fifteen days of receipt of full payment of the price and any additional costs;
→ the costs and risks related to the possible delivery of the goods (collection, packing, administrative and/or customs procedures, transport, delivery, unpacking, hanging and transit insurance) are the exclusive responsibility of the buyer, unless expressly mentioned in the invoice.

In the event of a sale for export, customs procedures will be carried out by the forwarding agent and more generally by any service provider designated by APPLICAT-PRAZAN, under APPLICAT-PRAZAN exclusive control.

APPLICAT-PRAZAN
Rive gauche
16 rue de Seine – 75006 Paris

APPLICAT-PRAZAN
Rive droite
14 avenue Matignon – 75008 Paris

Lignes groupées: tel +33 (0) 1 43 25 39 24 - fax +33 (0) 1 43 25 39 25 - galerie@applicat-prazan.com - www.applicat-prazan.com
APPLICAT - SAS au capital de 12 000 € - 390 477 255 RCS PARIS - NAF 4779Z - TVA FR 25390477255
Siège social et adresse de correspondance: 16 rue de Seine - 75006 Paris – France
Médiateur de la consommation : Centre de Médiation et d'Arbitrage de Paris - 39 avenue Franklin D. Roosevelt – 75008 Paris - France

10) Export of cultural goods

Exporting from France or importing into another country may require one or more authorizations from the authorities.
An EU License is necessary for the export of European Union cultural goods subject to the European Union regulation on the export of cultural property (n° CEE 3911/92).
An export certificate for cultural property is necessary to move certain cultural property outside France whose value is greater than or equal to the applicable limit set by the Direction des Musées de France.
Unless they have been obtained by APPLICAT-PRAZAN before the sale or are not required, APPLICAT-PRAZAN may assist the buyer in obtaining these authorizations, being specified that, in such case, APPLICAT-PRAZAN cannot be held liable for any refusal or delay in delivery.

11) Loan application

The buyer undertakes to make his best efforts to satisfy, ex gratia, loan requests, in particular those issued by cultural institutions that APPLICAT-PRAZAN may send to him with regard to the sold goods.
For any possible loan, including those that have not been initiated by APPLICAT-PRAZAN, the buyer undertakes to ensure that the provenance "APPLICAT-PRAZAN, Paris" is mentioned on all related communication support (exhibit description, catalogues, posters or others).

12) Anti-money laundering and terrorist financing

As an art dealer, APPLICAT-PRAZAN is subject to Ordinance No. 2016-1635 of 1 December 2016, which transposes the 4th European Directive on the prevention of the use of the financial system for the purpose of money laundering or terrorist financing.
In order to comply with its obligations in this regard, APPLICAT-PRAZAN may ask the buyer certain information, including personal information, and retain them as long as need be.

13) Privacy policy for personal data

APPLICAT-PRAZAN collects and uses personal data, i.e. any information relating to an identified or identifiable individual.
The personal data thus held are those provided by the buyer.
This data is collected exclusively for the purposes of:

→ compliance with the regulations in force (anti-money laundering, invoicing monitoring, etc.);
→ to allow the execution of the contract (payment guarantee, tax, delivery address, etc.);
→ information on APPLICAT-PRAZAN's activities and invitations to events organized by the company.

As such, these data are collected and processed in accordance with the provisions of Article 6. a), b), c), and f) of the General Data Protection Regulations (GDPR - EU Regulation 2016/679).
You have the right to access, rectify, get and erase your data, or to limit processing. You may also, for legitimate reasons, object to the processing of your personal data.
To this end, you can exercise your rights by contacting us by email at privacy@applicat-prazan.com or by letter at Applicat-Prazan, 16 rue de Seine, 75006 Paris, France, subject to a valid proof of identity
For any additional information or complaints, you can contact the Commission Nationale de l'Informatique et des Libertés (www.cnil.fr).
Our full privacy policy is available on our website: https://www.applicat-prazan.com/en/privacy-policy-and-personal-data-protection.

14) Amicable settlement of disputes

In accordance with the provisions defined in Article L. 612-1 et seq. of the Consumer Code, a consumer mediation system is available to any consumer buyer at the Centre de Médiation et d'Arbitrage de Paris (CMAP), which he may seize as follows, specifying the purpose and attaching the related documents:

→ by post to : Centre de médiation et d'arbitrage de Paris (CMAP), Service Médiation de la consommation, 39 avenue Franklin D. Roosevelt, 75008 Paris, France ;
→ by e-mail to: consommation@cmap.fr
→ via the online form available at: www.médiateur-conso.cmap.fr.

15) Applicable law and competent jurisdiction

These general terms and conditions of sale are governed by French law.
Any dispute arising from these general terms and conditions of sale, the sale itself and any additional services rendered in connection with the sale shall be subject to the exclusive jurisdiction of the courts within the jurisdiction of the Paris Court of Appeal, notwithstanding multiple defendants or warranty claims.

If a contradiction were to be identified between French and English provisions of the Agreement, the French provisions shall prevail.

APPLICAT-PRAZAN
Rive gauche
16 rue de Seine – 75006 Paris

APPLICAT-PRAZAN
Rive droite
14 avenue Matignon – 75008 Paris

Lignes groupées: tel +33 (0) 1 43 25 39 24 - fax +33 (0) 1 43 25 39 25 - galerie@applicat-prazan.com - www.applicat-prazan.com
APPLICAT - SAS au capital de 12 000 € - 390 477 255 RCS PARIS - NAF 4779Z - TVA FR 25390477255
Siège social et adresse de correspondance: 16 rue de Seine - 75006 Paris – France
Médiateur de la consommation : Centre de Médiation et d'Arbitrage de Paris - 39 avenue Franklin D. Roosevelt – 75008 Paris - France

Conditions Générales de Vente

1) Objet

Les présentes conditions générales de vente s'appliquent de plein droit à toute vente effectuée par la société APPLICAT SAS (ci-après « APPLICAT-PRAZAN »). Les présentes conditions générales de vente prévalent sur tous autres accords, préaccords, échanges écrits ou oraux qu'ont pu conclure ou avoir les parties. Seules peuvent y apporter des dérogations, les mentions portées au recto de la facture émise par APPLICAT-PRAZAN.

2) Etat des biens

Les biens sont vendus dans l'état où ils se trouvent au moment de la vente avec leurs éventuelles imperfections et défauts. L'acheteur a, à cet égard, la responsabilité d'examiner chaque bien avant la vente et d'interroger APPLICAT-PRAZAN sur les caractéristiques et éventuelles restaurations.
Le ré-entoilage, le doublage, le marouflage, le parquetage, ainsi que toutes les opérations similaires, sont des opérations de conservation des œuvres qui ne peuvent en aucun cas être considérées comme des vices susceptibles d'affecter la vente.
Aucune réclamation ne sera possible quant aux restaurations d'usage et petits accidents.

3) Droits de propriété intellectuelle et copyright

Seule la propriété physique du bien meuble corporel que constitue l'œuvre est transférée. La présente vente n'emporte en aucun cas la cession de quelque droit de propriété intellectuelle ou de copyright. APPLICAT-PRAZAN ne donne donc aucune garantie relative aux droits de propriété intellectuelle ou de copyright éventuellement afférents au bien objet de la vente.

4) Prix

Le prix est celui mentionné dans la facture émise par APPLICAT-PRAZAN.
Sauf mention contraire, il est stipulé toutes taxes comprises et ne comprend aucun éventuel frais annexe, notamment pas les frais d'emballage et de livraison.
Sauf mention contraire dans la facture émise, la vente est soumise au régime de la TVA sur la marge conformément à l'article 297A du Code général des impôts. Les éventuels frais complémentaires sont en revanche soumis au régime de TVA de droit commun.

5) Modalités de paiement

Sauf mention contraire, le paiement s'effectue sur présentation de facture par les moyens suivants :

- → par transfert bancaire aux coordonnées visées à la facture ;
- → par chèque de banque libellé à l'ordre d'APPLICAT PRAZAN ;
- → par chèque libellé à l'ordre d'APPLICAT PRAZAN, APPLICAT-PRAZAN se réservant la possibilité de solliciter la présentation, en original, de tout justificatif complémentaire, tel qu'extrait du registre du commerce et/ou d'une pièce d'identité et de prendre copie desdits justificatifs ;
- → en espèces en Euros (jusqu'à un montant de 1 000 euros pour les résidents fiscaux français et 15 000 euros pour les particuliers n'ayant pas leur résidence fiscale en France), APPLICAT-PRAZAN se réservant la possibilité de solliciter la présentation, en original, de tout justificatif complémentaire, tel qu'extrait du registre du commerce et/ou d'une pièce d'identité et/ou justificatif de non-résidence fiscale et de prendre copie desdits justificatifs.

6) Réserve de propriété

En application de l'article 2367 du Code civil, APPLICAT-PRAZAN, ou, le cas échéant, son mandant, restera propriétaire des biens jusqu'au complet paiement par l'acheteur du prix de vente et des éventuels frais annexes dès lors que ceux-ci figurent sur la même facture que ledit prix.

7) Retard de paiement

Tout retard de paiement donne lieu, sans qu'un rappel soit nécessaire, à l'application d'intérêts de retard au taux d'intérêt appliqué par la Banque Centrale Européenne à son opération de refinancement la plus récente majorée de 10 points de pourcentage, ainsi que, pour les acheteurs sociétés commerciales, d'une indemnité forfaitaire pour frais de recouvrement de 40 euros HT voire, si les frais réels de recouvrement sont supérieurs, sur présentation des justificatifs correspondants, une indemnité correspondant auxdits frais.

8) Non-paiement - résolution de la vente

En cas de non-paiement du prix ou des éventuels frais annexes dans un délai de 15 jours calendaires à compter de l'émission de la facture ou, dans l'hypothèse où celle-ci mentionnerait un ou des délais spécifiques de paiement, à compter de l'échéance du ou des délais en question, APPLICAT-PRAZAN pourra résoudre la vente de plein droit, si bon lui semble, sans mise en demeure préalable. Dans le cas où un acompte aurait été versé par l'acheteur, APPLICAT-PRAZAN émettra un avoir d'un montant TTC équivalent.

9) Livraison

Sauf mention spécifique dans la facture émise :

- → l'œuvre est tenue à la disposition de l'acheteur dans les locaux d'APPLICAT-PRAZAN dans un délai de quinze jours à compter de la réception du complet paiement du prix et des éventuels frais annexes ;
- → les frais et les risques liés à l'éventuelle livraison des biens (enlèvement, emballage, démarches administratives et/ou douanières, transport, livraison, déballage, accrochage et assurance transit) sont à la charge exclusive de l'acheteur, sauf mention expresse dans la facture.

→ En cas de vente à l'exportation, les démarches en douane seront effectuées par le transitaire et plus généralement tout prestataire désigné par APPLICAT-PRAZAN, sous son contrôle exclusif.

10) Exportation de biens culturels

L'exportation hors de France ou l'importation dans un autre pays peut être soumise à l'obtention d'une ou plusieurs autorisation(s) des administrations.
Une autorisation de sortie de l'Union Européenne est nécessaire pour l'exportation hors de l'Union Européenne des biens culturels soumis à la règlementation de l'Union Européenne sur l'exportation du patrimoine culturel (nº CEE 3911/92).
Un certificat d'exportation pour un bien culturel est nécessaire pour déplacer hors de France certains biens culturels dont la valeur est supérieure ou égale à la limite applicable fixée par la Direction des Musées de France.
Sauf à ce qu'elles aient été obtenues par APPLICAT-PRAZAN avant la vente ou qu'elles ne soient pas requises, APPLICAT-PRAZAN pourra assister l'acheteur en vue de l'obtention de ces autorisations sans toutefois pouvoir être tenue responsable de tout refus ou retard de délivrance.

11) Demande de prêt

L'acheteur s'engage à faire ses meilleurs efforts pour satisfaire, à titre gracieux, les demandes de prêt, notamment celles à caractère institutionnel, qu'APPLICAT-PRAZAN pourrait lui transmettre relativement aux biens objet de la facture.
Pour tout prêt éventuel, y compris ceux qui n'auraient pas été initiés par APPLICAT-PRAZAN, l'acheteur s'engage à faire ses meilleurs efforts pour que soit mentionnée la provenance « APPLICAT-PRAZAN, Paris » sur tous les supports de communication afférents (cartels, catalogues, affiches ou autres).

12) Lutte contre le blanchiment et le financement du terrorisme

APPLICAT-PRAZAN est, en tant que marchand d'Art, assujetti à l'ordonnance numéro 2016-1635 du 1er décembre 2016 qui transpose la 4ème directive relative à la prévention de l'utilisation du système financier aux fins de blanchiment de capitaux ou de financement du terrorisme.
Dans ce cadre, APPLICAT-PRAZAN peut être amenée à demander à l'acheteur et conserver des informations personnelles, notamment d'identification, afin de se conformer à ses obligations en la matière.

13) Politique de confidentialité des données à caractère personnel

APPLICAT-PRAZAN collecte et utilise des données personnelles, c'est-à-dire toute information se rapportant à une personne physique identifiée ou identifiable.
Les données personnelles ainsi détenues sont celles communiquées par l'acheteur.
Ces données sont collectées exclusivement aux fins :

→ du respect de la réglementation en vigueur (lutte contre le blanchiment, suivi de facturation, etc.) ;
→ de permettre l'exécution du contrat (garantie du paiement, fiscalité, adresse de livraison, etc.) ;
→ d'information quant aux activités d'APPLICAT-PRAZAN et d'invitation aux manifestations organisées par elle.

A ce titre, ces données sont collectées et traitées conformément aux dispositions de l'article 6. a), b), c) et f) du Règlement Général sur la Protection des Données (RGPD - Règlement UE 2016/679).
Vous bénéficiez d'un droit d'accès, de rectification, de portabilité et d'effacement de vos données, ou encore de limitation du traitement. Vous pouvez également, pour des motifs légitimes, vous opposer au traitement des données vous concernant.
Vous pouvez à cet effet, sous réserve de la production d'un justificatif d'identité valide, exercer vos droits en nous contactant par email à privacy@applicat-prazan.com ou par lettre à Applicat-Prazan, 16 rue de Seine, 75006 Paris, France.
Pour toute information complémentaire ou réclamation, vous pouvez contacter la Commission Nationale de l'Informatique et des Libertés (www.cnil.fr).
Notre politique complète de confidentialité des données à caractère personnel est disponible sur notre site : https://www.applicat-prazan.com/fr/politique-de-confidentialite/.

14) Règlement amiable des litiges

Conformément aux dispositions définies à l'article L.612-1 et suivants du Code de la consommation, un dispositif de médiation de la consommation est à la disposition de tout acheteur consommateur auprès du Centre de Médiation et d'Arbitrage de Paris (CMAP) qu'il peut saisir comme suit, en précisant l'objet et en joignant les pièces afférentes :

→ Par courrier postal à : Centre de médiation et d'arbitrage de Paris (CMAP), Service Médiation de la consommation, 39 avenue Franklin D. Roosevelt, 75008 Paris, France ;
→ par e-mail à : consommation@cmap.fr;
→ via le formulaire en ligne disponible à l'adresse : www.médiateur-conso.cmap.fr.

15) Loi applicable et juridiction compétente

Les présentes conditions générales de vente sont régies par la loi française.
Tout litige résultant de la formation, de l'interprétation ou de l'exécution des présentes conditions générales de vente, de la vente et de tout service complémentaire rendu dans le cadre de la vente sera de la compétence exclusive des tribunaux du ressort de la Cour d'appel de Paris, nonobstant pluralité de défendeurs ou appel en garantie.

Supplemental Addendum
to
Applicat-Prazan General Terms and Conditions of Sale
(the "**Addendum**")

This Addendum, executed on August 6, 2020 (the "**Effective Date**") is intended to supplement the Applicat-Prazan General Terms and Conditions ("**General Terms**") with respect to the acquisition of a work of art by Zao Wou-Ki entitled 15.6.64 (the "**Work**"). Capitalized terms used in this Addendum have the meaning ascribed to such terms in the General Terms. In case of contradiction between the Addendum and the General Terms or the Invoice, the terms in the Addendum shall prevail.

- Seller agrees, on behalf of itself and as the authorized agent of the owner, to sell the Work to buyer and buyer agrees to buy the work from seller, subject to the terms and conditions of the General Terms, the Invoice and this Addendum.
- Masterworks Gallery, LLC is purchasing the Work as agent for Masterworks 019, LLC.
- Subject to the fulfilment of the "**Deposit Condition**", the Purchase Price will be paid in U.S. dollars in two installments: (i) a 10% deposit payable on or before August 21, 2020, and (ii) the remaining 90% payable on or before October 5, 2020 . The Deposit Condition will be met when (a) buyer has confirmed the authenticity of the registration with the Zao Wou-Ki Foundation, and (b) buyer's has confirmed it is satisfied with the material condition of the work as established by the representative it has appointed to inspect it. If the Deposit Condition has not been satisfied on or before August 21, 2020, or the deposit has not been paid on or before August 21, 2020, seller or buyer shall have the right to terminate the agreement.
- The condition of the Work at the time of sale shall match, in all material respects, the condition of the work as described in the Condition Report established by the buyer's representative, a copy of which will be shared by seller and buyer on or before August 21, 2020. Upon instruction from the buyer, the same buyer's representative, if available, or a mutually agreed upon alternative buyer's representative if the original inspector is unavailable, will check this condition again on or before October 5, 2020. In case of substantial discrepancies between the two reports, the buyer could decide to cancel the sale. All installments of the purchase price made by the buyer to the seller with respect to the sale would thus be immediately refunded.
- The undersigned, on behalf of Applicat-Prazan represents and warrants that:
  - The Work is authentic.
  - The undersigned is not aware of any threatened or pending claim or dispute regarding the attribution, authenticity, description or provenance of the Work;
  - Seller has full authority to sell the Work and would be held liable to all terms of the sale;
  - Upon payment of the full purchase price in accordance with the General Terms, the seller will deliver to the buyer an executed Bill of Sale (in the form attached as Exhibit A).
  - The purchase price funds will not be used to violate the laws of any country.

- The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported.
- The representations in this Addendum shall survive the closing for a period of five (5) years.

APPLICAT SAS (APPLICAT-PRAZAN)

By: Franck Prazan

Its: Director

MASTERWORKS GALLERY, LLC
As agent for Masterworks 019, LLC

By: Mariya Golovina

Its: Director of Aquisitions

EXHIBIT A

BILL OF SALE

Dated: ____________ ___, 2020

Sold by:	Applicat SAS (known as Applicat-Prazan) 16 rue de Seine 75006 Paris, FR	("Seller")
Sold to:	Masterworks 019, LLC 497 Broome Street New York, New York 10013	("Buyer")
Artist:	Zao Wou-Ki	(the "Work")
Title:	15.6.64	
Execution:	1964	
Sales Tax; VAT, Artist Royalty:	None Withheld; Delaware Delivery	
Purchase Price:	U.S.$ 1,800,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer free of any and liens or encumbrances.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants and representations and warranties contained in the Applicat-Prazan General Terms and Conditions, as modified by the Addendum dated August 6, 2020 by and between Seller and Masterworks Gallery, LLC, and all such provisions, terms, conditions, covenants and representations and warranties of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

APPLICAT SAS (APPLICAT-PRAZAN)

____

By:

Its:

Facture proforma / Proforma Invoice

Date:	6 août 2020 / 6 August 2020
Acquéreur / Buyer:	Masterworks 019, LLC 497 Broome Street New York, New York 10013 United States of America

DESIGNATION	USD

A work of art as follows:

Zao Wou-Ki (1921 - 2013)
15.6.64, 1964
Oil on canvas
Signed lower right; Signed and titled on the reverse
65 x 54 cm

Certificate of authenticity n° 2019-35 established by the Zao Wou-Ki Foundation on 8 September 2019

Prix HT / Price excl. VAT .... **US$ 1,800,000.00**
Un million huit cent mille dollars Etats-Unis d'Amérique / One Million Eight Hundred Thousand US dollars

- → Œuvre vendue à l'exportation / Export sale (out of scope of VAT)
- → Transfert de propriété à l'encaissement intégral du prix (loi n° 80-335 du 12/05/1980) / Title shall pass upon receipt of payment in full
- → Une facture commerciale sera établie à l'encaissement intégral du prix / A bill of sale will be established upon receipt of payment in full
- → Formalités d'exportation au départ de la France entreprises par Art Transit International pour le compte et à la charge du vendeur / Export formalities from France to be undertaken par Art Transit International on behalf of seller at its expense
- → Enlèvement auprès d'Art Transit International, 135 rue du Fossé blanc, 92230 Gennevilliers, France, suivant encaissement intégral du prix et formalités d'exportation / Collection from Art Transit International located 135 rue du Fossé blanc, 92230 Gennevilliers, France after payment has been received in full and export formalities have been fulfilled
- → Transfert de risques à l'enlèvement / Risks to be transferred upon collection
- → Frais d'expédition et assurance à compter de l'enlèvement à la charge de l'acquéreur / Forwarding costs and insurance from collection at buyer's expense
- → Vente soumise à la loi française / Sale governed by French laws

En vous remerciant de votre confiance et par avance
de votre aimable règlement par virement bancaire aux coordonnées ci-dessous
/
Thank you for your trust
Please kindly settle by wire transfer to the following bank account

Titulaire du compte / Account Owner :	APPLICAT SAS / USD
Domiciliation bancaire / Bank address:	Neuflize OBC 3 avenue Hoche 75008 Paris – France
BIC / Swift :	NSMBFRPP
IBAN :	FR76 3078 8009 0001 3646 6000 646